FORM 8-K

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 4, 2008

OVALE GROUP, INC.

(Exact name of registrant as specified in charter)

New Jersey

(State or jurisdiction of incorporation or organization)

0-23873	22-1637978
(Commission File Number)	(I.R.S. Employer Identification No.)

14 Front St., Suite 200, Hempstead, NY 11550

(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: 203-252-2357

☐	Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR

230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR

240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange

Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange

Act (17 CFR 240.13e-4(c))

As used in this report, the terms "we", “us", “our", “our company" or "OVLG"

refer to OVALE GROUP,INC.

Item 8.01 Other Events

Termination of Registration

As reported in its quarterly report on Form 10-Q the company’s shares were delisted from the OTCBB as a result of the company having filed periodic reports late three times in a twenty-four month period. However it continues to be quoted and traded from time to time on the Pink Sheets.

We have decided to file a termination of SEC registration of the stock of the company. That termination will be filed immediately following the filing of this Form 8-K. The registration is essentially voluntary since the company has only about 270 stockholders of record. That meets one of the tests for termination of registration; and is substantially less shareholders and assets than the alternative test: less than 500 stockholders of record and less than $10 million in total assets on the last day of each of the issuer's last three fiscal years. We also meet this test. The company does not believe that the rare sale of its shares on the public market reflects the true value of its shares and therefore the registration does not benefit its shareholders. The company further believes that the expense of maintaining the listing substantially exceeds the benefit the company and its shareholders gain by being registered at the present time.

However, in the future at such time as it believes it will be to its advantage and the advantage if its shareholders, it may apply for registration again. We are talking about the future here, and there can be no assurance as to when, or if, future application for registration will be undertaken, and if, or when, it will be accepted.

(d) Exhibits. None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the

Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 4, 2008

Ovale Group, Inc.

By:/s/ Vladimir Fabert
Name: Vladimir Fabert
Title: President